Exhibit 99.1

SPOKANE POLICE DEPARTMENT APPROVES PURCHASE OF 200 BYRNA LESS-LETHAL TACTICAL COMPACT RIFLES (TCR), AMMO AND ACCESSORIES

BYRNA’S LAW ENFORCEMENT DIVISION CONDUCTED A TRAIN-THE-TRAINER COURSE AT SPOKANE COUNTY SHERFIFF’S OFFICE TRAINING FACILITY FOR 19 OFFICERS

ANDOVER, MA – December 3, 2021 – Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna” or “the Company”) today announced that on Tuesday, November 30th, the Spokane County Board of County Commissioners voted to approve the purchase of several types of Byrna Less-Lethal launchers, including 200 of the newest addition to the Byrna line, the Tactical Compact Rifle (TCR), along with 39,000 rounds of Byrna non-lethal ammunition and accessories.

These launchers will be provided to the Spokane County Sheriff’s Office patrol division, SWAT Team, and their TAC Unit which is charged with managing instances of civil disorder.  It is the intent of the Sheriff’s office to place one of the 200 TCR’s in every patrol car, giving ALL the Spokane Deputies the ability to deploy a Byrna launcher at a moment’s notice.

The Sheriff’s Office began exploring less-lethal options after the Washington State Legislature passed House Bill 1310 and House Bill 1054 in July. The legislation, which established new use-of-force standards for law enforcement personnel with an emphasis on minimizing the use of deadly force, prohibits the use of shotguns by police in Washington State.

Spokane Sheriff Ozzie Knezovich stated, “[Byrna] was one of the few platforms that we tested. The others that we looked at were still in their developmental stage and we weren’t willing to spend taxpayer money on something that was experimental.”

To ensure that every officer is trained on the proper use of Byrna’s less-lethal weapons systems, instructors from Byrna’s Law Enforcement division conducted a train-the-trainer (T3) course at the Spokane County Sheriff’s Office Training Facility.  The 19 deputies in attendance were certified to train officers at the Spokane County Sherriff’s department to use and deploy the Byrna TCR. The Spokane County Sheriff’s Office anticipates training their deputies and deploying the Byrna launchers in January 2022.

Josh Schirard, Director of Training for Byrna stated, “The TCR is very easy to use. The manual of arms is very similar to other weapons systems that law enforcement officers are familiar with, so teaching someone how to use a launcher doesn’t take a whole lot of time.”

Click here to view coverage of the story from KHQ.com.

This sale, which will be consummated in Byrna’s fiscal 2022 first quarter ending February 28, 2022 totals more than $200,000. For all of FY 2021, Byrna’s law enforcement sales totaled $500,000. Byrna has currently trained more than 200 law enforcement agencies in the U.S. and is currently in discussions with numerous police departments across the United States.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® HD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store www.byrna.com.

Forward Looking Information

This news release contains “forward-looking statements” within the meaning of U.S. securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Such statements include the anticipated purchase of TCR launchers, accessories and ammunition for use by the Spokane County Sheriff’s department, anticipated size of the purchase order, anticipated training of all Spokane Sheriff Department deputies in the proper use of the TCR, the scope and timing of the anticipated production and delivery of the launchers and of ammunition and accessories, the scope and timing of the deployment of the launchers, and the anticipated time required to fully train personnel. Often, but not always, forward-looking statements can be identified by the use of words such as “estimates,” “plans,” “expects,” “projects,” “intends,” “anticipates” and “believes” and statements that certain actions, events or results “may,” “could,” “would,” “should,” “might,” “occur” or “be achieved” or “will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward looking statements are based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release including future events which could delay the issuance of a purchase order or result in it not being issued including political, budgetary or competitive factors impacting the decision and/or issuance of a purchase order, delays or issues that may arise in production or testing of the TCR launchers which could delay the anticipated sales or result in modification to or cancellation of a purchase order including design or production issues which may arise during the Company’s planned production of the TCR, which has not previously been manufactured in-house, shortages of necessary components that may result from the ongoing and recently escalated global supply chain constraints or potential new or escalated shortages related to the ongoing pandemic or material shortages or transportation constraints, performance issues that may arise during production, testing or deployment of the new launchers that could delay order placement or fulfillment or cause returns or recalls, any of which could undercut the expectations expressed herein and impact our production and sales processes and financial results. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A in our most recent Form 10-K, Item 1A Risk Factors in our most recent Form 10-Q, and subsequent filings with the Securities and Exchange Commission (“SEC”), should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Byrna Technologies Inc. Lisa Wager, Chief Legal Officer 978-665-2721	Investor Relations Counsel: The Equity Group Inc. Devin Sullivan 212-836-9608 dsullivan@equityny.com